Exhibit 10(ggg)

ARCONIC INC.
2013 ARCONIC STOCK INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
CHIEF EXECUTIVE OFFICER INITIAL EQUITY AWARD
Grant Date: January 19, 2018
The terms and conditions of this Restricted Share Unit Award Agreement, as set forth in this agreement (the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Restricted Share Unit award is granted to the Participant under the 2013 Arconic Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Terms that are defined in the Plan have the same meanings in the Award Agreement.
NOTE: To avoid cancellation of the Restricted Share Unit award, the Participant must affirmatively accept the Award and the terms of this Award Agreement within 6 months of the above grant date, as set forth in paragraph 29 of the Award Agreement.
General Terms and Conditions
1. The Restricted Share Units are subject to the provisions of the Plan and the provisions of the Award Agreement. If the Plan and the Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Agreement by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue the number of Shares indicated in the Participant’s account at Merrill Lynch’s OnLine website www.benefits.ml.com, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with paragraphs 2 and 4 below.
Vesting and Payment
2. A Restricted Share Unit vests on the third anniversary date of the grant date and will be paid to the Participant in Shares on the vesting date or within 90 days thereafter.
3. Except as provided in paragraph 4, if a Participant’s employment with the Company (including its Subsidiaries) is terminated before the Restricted Share Unit vests, the Award is forfeited and is automatically canceled.
4. The following are exceptions to the vesting rules:

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Death or Disability: a Restricted Share Unit held by a Participant, who dies while an Employee or who is permanently and totally disabled while an Employee, is not forfeited but vests and is paid on the original stated vesting date set forth in paragraph 2.

A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

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Change in Control: a Restricted Share Unit vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan. If the Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409-3(i)(5), the vested Restricted Share Unit will be paid to the Participant within 30 days following the Change in Control. If the Change in Control does not so qualify, the vested Restricted Share Unit will be paid to the Participant on the original stated vesting date set forth in paragraph 2.

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Termination Following Change in Control: as further described in the Plan, if a Replacement Award is provided following a Change in Control, but within 24 months of such Change in Control the Participant’s employment is terminated without Cause (as defined in the Arconic Inc. Change in Control Severance Plan) or by the Participant for Good Reason (as defined in the Arconic Inc. Change in Control Severance Plan), the Replacement Award will vest and will be paid to the Participant on the original stated vested date set forth in paragraph 2.

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Divestiture: if a Restricted Share Unit is held by a Participant who is to be terminated from employment with the Company or a Subsidiary as a result of a divestiture of a business or a portion of a business of the Company and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a Subsidiary within 90 days of the closing of the sale, then, at the discretion of the Committee, the Restricted Share Unit will not be forfeited and will vest and be paid in accordance with the original vesting schedule set forth in paragraph 2. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

5. A Participant will receive one Share upon the vesting and payment of a Restricted Share Unit.
Taxes
6. All taxes required to be withheld under applicable tax laws in connection with a Restricted Share Unit must be paid by the Participant at the appropriate time under applicable tax laws. The Company will satisfy applicable tax withholding obligations by withholding from the Shares to be issued upon payment of the Restricted Share Unit, unless an alternative withholding method is approved by the Committee or withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case withholding will be made pursuant to Section 15(l) of the Plan. The number of Shares withheld will be that number with a fair market value on the vesting date equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Restricted Share Units to vest prior to the stated vesting date set forth in paragraph 2 in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Restricted Share Units; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Restricted Share Units so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.
Beneficiaries
7. If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Restricted Share Units that have not yet vested at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com
8. Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.
9. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.
10. The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.
11. Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Restricted Share Units upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.

12. Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”
13. If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.
Adjustments
14. In the event of an Equity Restructuring, the Committee will equitably adjust the Restricted Share Unit as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Restricted Share Unit; and (ii) adjusting the terms and conditions of the Restricted Share Unit. The adjustments provided under this paragraph 14 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.
Repayment/Forfeiture
15. Notwithstanding anything to the contrary herein, pursuant to Section 15(e) of the Plan the Committee has full power and authority, to the extent permitted by governing law, to determine that the Restricted Share Unit will be canceled or suspended at any time prior to a Change in Control: (i) if the Participant, without the consent of the Committee, while employed by the Company or a Subsidiary or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company or any Subsidiary; (ii) in the event of the Participant’s willful engagement in conduct which is injurious to the Company or any Subsidiary, monetarily or otherwise; (iii) in the event of an Executive Officer’s misconduct described in Section 15(f) of the Plan; or (iv) in order to comply with applicable laws as described in Section 15(h) of the Plan.
Further, as an additional condition of receiving the Restricted Share Unit, the Participant agrees that the Restricted Share Unit and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Unit for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.
Miscellaneous Provisions
16. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.
17. Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

18. Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Restricted Share Unit shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.
19. Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.
20. Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.
21. Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.
22. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Unit and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23. Compliance with Code Section 409A. It is intended that the Restricted Share Right granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Right granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.
24. Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.
25. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
26. Governing Law and Venue. As stated in the Plan, the Restricted Share Unit and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Unit will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).
27. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

28. Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.
Acceptance of Award
29. As permitted by Section 15(c) of the Plan, receipt of this Restricted Share Unit award is subject to the Participant’s acceptance of the Award and the terms of this Award Agreement and the Plan through Merrill Lynch’s OnLine® website www.benefits.ml.com and/or through such other procedures as may be required by the Company (Participant’s “Acceptance”). To avoid forfeiture of the Award, the Participant must provide such Acceptance within 6 months of the grant date of the Award. The date as of which the Participant’s Restricted Share Unit award shall be forfeited, if the Participant has not provided such Acceptance, will generally be set forth in the Participant’s account at Merrill Lynch’s OnLine® website. If the Participant does not provide Acceptance within this 6 month period, the Award will be cancelled in accordance with any administrative procedures adopted under the Plan.